Exhibit 99.2

Nicole Zheng Elevated to Minim President

Original Minim founding team member will focus on growth

and retain CMO responsibilities

MANCHESTER, NH (June 30, 2021) — Minim, Inc. (OTCQB: MINM), the creator of innovative internet access products under the globally-recognized Motorola brand, today announced the elevation of Nicole Zheng to President per unanimous Board action. As President & CMO, Zheng will take a broader leadership role in company management while also retaining her existing responsibilities leading the company’s marketing operations. Zheng will continue to report to Gray Chynoweth, Minim Chief Executive Officer.

“Nicole has been pivotal in driving our three consecutive quarters of record-breaking revenue growth,” said Chynoweth. “Nicole designed the go-to-market strategy that created traction for our software with more than 100 ISPs and now leading retailers. She built a marketing team that has propelled Minim’s products to category leaders on Amazon— more than doubling our historic Amazon Prime Day performance just last week.”

Zheng was a member of the founding team of the original Minim, prior to the merger between Minim, Inc. and Zoom Telephonics, Inc. She has served as the combined company’s CMO since the merger.

“Behind the scenes, Nicole has reached across departments and proved to be a multiplier on any initiative she touches,” Chynoweth added. “With her former life as an engineer and experience as an operator, Nicole’s support is in high demand across the management team. Everyone on the team is eager to partner with her on what’s next.”

Zheng is an accomplished marketing and business leader. She was recognized by Entrepreneur as a Top Female Founder in the United States (2020) and is an Advising CMO to deep tech startup Aliro Quantum. Prior to Minim, Zheng was Chief Marketing Officer at cloud software companies Antidote Technologies and OnSIP (ACQ: Intrado). She is a former board member of Alliance of Channel Women, a nonprofit that supports women in the telecom and broadband services sectors. Zheng holds a B.S. in Materials Science Engineering and a B.S. in Engineering and Public Policy from Carnegie Mellon University, as well as business certifications from The Wharton School Online.

“I am excited lead our next phase of innovation and global expansion,” said Zheng. “I feel lucky to work with this team of incredible technology and customer-experience leaders. Together, I’m confident we will execute on our strategies to deliver intelligent and secure WiFi to homes around the world.”

To learn more about Minim, visit www.minim.com.

About Minim

Minim, Inc. (OTCQB: MINM) is the creator of innovative internet access products that dependably connect people to the information they need and the people they love. Headquartered in Manchester, NH, the company delivers smart software-driven communications products under the globally recognized Motorola brand and ZOOM® trademark. Minim end users benefit from a personalized and secure WiFi experience, leading to happy and safe homes where things just work. To learn more, visit https://www.minim.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Media Contact:

Michele Clarke at (203) 912-0560 or michele.clarke@minim.com

Investor Relations Contact:

James Carbonara, Hayden IR at (646) 755-7412 or james@haydenir.com

About Motorola Strategic Brand Partnerships

For over 90 years the Motorola brand has been known around the world for high quality, innovative and trusted products. Motorola’s Strategic Brand Partnership program seeks to leverage the power of this iconic brand by teaming with dynamic companies who offer unique, high quality products that enrich consumer’s lives. Strategic brand partners work closely with Motorola engineers while developing and manufacturing their products, ensuring that their products meet the exacting safety, quality, and reliability standards that consumers have come to expect from Motorola. To learn more about Motorola strategic brand partnerships, follow us @ShopMotorola.

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to Minim’s plans, expectations, and intentions. Actual results may be materially different from expectations as a result of known and unknown risks, including: risks associated with Minim’s potential inability to realize intended benefits of the merger; the potential increase in tariffs on the company’s imports; potential difficulties and supply interruptions from moving the manufacturing of most of the company’s products to Vietnam; risks relating to global semiconductor shortages; potential changes in NAFTA; the potential need for additional funding which Minim may be unable to obtain; declining demand for certain of Minim’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Minim’s production and shipping; Minim’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; risks relating to product certifications; Minim’s dependence on key employees; uncertainty of new product development, including certification and overall project delays, budget overruns; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; costs and senior management distractions due to patent related matters; risks from a material weakness in our internal control over financial reporting; the impact of the COVID-19 pandemic; and other risks set forth in Minim’s filings with the Securities and Exchange Commission. Minim cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Minim expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Minim’s expectations or any change in events, conditions or circumstance on which any such statement is based.